SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   September 12, 1995



                        KERR-McGEE CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                  1-3939               73-0311467
(State or other jurisdiction     (Commission        (IRS Employer
 of incorporation)                File Number)       Identification No.)




Kerr-McGee Center, Oklahoma City, Oklahoma                   73125
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code:    (405) 270-1313



                            Not Applicable
        (Former name or former address, if changed since last report)

Item 5.   Other Events.

     On September 12, 1995, Kerr-McGee Corporation announced the following actions by its Board of Directors:

     1. Authorized management to purchase Company stock from time to time in an aggregate amount of up to $300 million or approximately 10% of the current outstanding shares at current prices.

     2. The quarterly dividend payable January 2, 1996, will be raised from $.38 per share to $.41 per share.

     3. Authorized a divestiture program of non-strategic oil and gas properties that constitute approximately 10% of the Company's crude oil and natural gas reserves, accounts for 10% of current oil and gas production volumes and accounts for 5% percent of the Company's annual cash flow.

     4. Authorized write down of certain oil and gas properties to fair market value consistent with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which together with the divestiture program in Number 3 above will result in an after tax charge against income in the range of $100 million to $125 million that will be recognized in the third quarter of 1995.



                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        KERR-McGEE CORPORATION



                                        By:(JOHN C. LINEHAN)
                                           John C. Linehan
                                           Senior Vice President and
                                           Chief Financial Officer


Date:  September 26, 1995